UniTek Global Services, Inc. Announces Changes to Senior Management and Board of Directors

CEO Scott Hisey Becomes Special Consultant and Remains a Director

Ronald Lejman and Dan Yannantuono Jointly Appointed
on Interim Basis to Newly Created Office of CEO

Blue Bell, PA (January 11, 2012) – Today, the Board of Directors of UniTek Global Services, Inc. (Nasdaq: UNTK), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, public safety, broadband cable and satellite television industries, announced a leadership change for the Company.

Chief Executive Officer C. Scott Hisey and President and Chairman of the Board Peter Giacalone have resigned from their positions as officers of the Company.  Additionally, Mr. Giacalone has resigned from the Company’s Board of Directors. Their resignations were accepted by mutual agreement by the Board, and are effective immediately.   Mr. Hisey remains a Board member.

The Board of Directors has formed an interim Office of CEO to be co-managed by Dan Yannantuono, CEO of DirectSat, a division of UniTek, and Ronald J. Lejman, CFO and treasurer of UniTek.  Mr. Hisey will remain active with the Company as a special consultant, working as a key liaison with customers, helping to ensure a smooth leadership transition and engaging in business development activities.  The Company’s Board of Directors has commenced an executive search for a new permanent CEO.

Mr. Hisey said, “I’m proud of our accomplishments at UniTek, having taken the company from a start–up in 2004 to the strong public company it is today.  While I have tremendous loyalty to our colleagues, customers and investors who have believed in me, I am an entrepreneur at heart and my passion is to start companies and bring them to scale.  I have done that with UniTek and the Company is now ready for a new CEO to continue its growth.  I look forward to continuing to support UniTek as a consultant, a board member and an interested shareholder.”

Mr. Giacalone said, “We’ve done great things at UniTek.  During my tenure we sold a portion of 180 Connect to UniTek to expand the Company’s national footprint.  We diversified the business by entering the wireless and public safety sectors, and we took the Company public on NASDAQ. Now that the recapitalization of the Company is complete, this is an ideal time for me to explore other opportunities in my career.”

Newly elected independent Board Chairman Michael F. O’Donnell made the announcement, saying, “We’re grateful to Scott and Peter for their leadership of this Company.  UniTek has become a major player in the installation and service of telecommunication infrastructure in large part due to their passion and vision.  We believe UniTek is poised for additional growth and is ready for new leadership to take the company to the next level.”

O’Donnell added, “We have complete confidence in the ability of Ron and Dan to share CEO responsibilities and to successfully implement the current business plan.  They both have proven track records and deep knowledge of all key aspects of our strategy and operations, and we’re fortunate to have them ready to step in and assume the interim leadership.”

Mr. O’Donnell, age 65, has been a member of the board since December 2010, and is a financial expert with 40 years of experience in the audit and consulting industries.  He is the founding managing director of Protiviti, Inc., a global business consulting and internal audit firm specializing in risk, advisory and transaction services.  Previously, Mr. O’Donnell spent 33 years at Arthur Andersen LLP in risk consulting and audit services.  Mr. O’Donnell is a graduate of Central Michigan University where he received an Honorary Doctor of Commerce.

Mr. Yannantuono, age 38, has served as CEO of DirectSat USA, a key UniTek business unit, since January 2010. Prior to that, he served as President and Vice President of Operations for DirectSat beginning in 2005.  During his tenure, DirectSat has grown to become one of the largest contract partners for DIRECTV with over 2,000 technicians nationwide.  Prior to joining UniTek, Mr. Yannantuono was vice president of finance for one of the largest fulfillment contractors in the cable industry.  Mr. Yannantuono received his undergraduate degree in business and finance from Florida Atlantic University, and holds an MBA from Villanova University.

Mr. Lejman, age 43, has served as CFO of UniTek and its predecessor since January 2008.  Prior to his tenure at UniTek, Mr. Lejman was CFO and COO of Freedom Enterprises, a Mid-Atlantic commercial construction company.  He has been CFO of several global organizations: The Stanley Works Europe, Middle East and Africa, Stanley Bostitch and General Fiber Communications, and served in a financial leadership capacity for GE Capital and Amoco.  Mr. Lejman received his undergraduate degree from the University of Illinois and Masters of Management degree from Northwestern University’s Kellogg Graduate School of Management.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 6,500 deployed in over 108 locations in the United States and Canada.

For more information, visit www.unitekgs.com.

Forward Looking Statements

The Company may from time to time make written or oral "Forward-looking statements," including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. These risks and uncertainties include the risk that the registration statement never becomes effective and we are not able to conduct any offering of securities in connections with the registration statement, as well as other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The words "may," "could," "should," "would," "believe," “are confident,” "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

The Piacente Group, Inc. | Investor Relations
Lee Roth
(212) 481-2050
unitek@tpg-ir.com